Exhibit 99.1

News Release                                                                For Immediate Release
October 9, 2003
Greer Bancshares Incorporated                                  For Additional Information
1111 West Poinsett Street                                           Contact: Dennis Hennett
Greer, SC 29650                                                             Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Third Quarter Earnings

Greer Bancshares Incorporated, the parent company of Greer State Bank, reported net income of $572,000 or 35 cents per diluted share for the quarter ended September 30, 2003 compared to $602,000 or 37 cents per diluted share for the third quarter of 2002, a decrease in net income of 5%. Year-to-date net income through September 30, 2003 was $1,634,000 or $1.01 per diluted share compared to $1,743,000 or $1.09 per diluted share for the first nine months of 2002, a decrease in net income of 6%. Total assets were $207,424,000 at September 30, 2003, up from $192,726,000 at December 31, 2002, an increase of 7.63%.

“The soft economy has weakened loan demand, and 40-year lows in interest rates have reduced interest income from both loans and investments, making the present environment challenging for improvement in earnings,” stated Dennis Hennett, the bank’s president. “While we are somewhat disappointed in our present earnings, we are optimistic that 2004 will provide better growth in the economy and a better earnings environment for our industry and our bank.”

Greer State Bank is a wholly-owned subsidiary of Greer Bancshares Incorporated (GRBS) and is now in its fifteenth year of operations, serving the Greer community from three offices.